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     AGREEMENT, dated February 9, 1993, by and between VIDEO BROADCASTING
CORPORATION d/b/a MEDIALINK, a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017 ("VBC") and NEWSWORTHY ("NW"), a joint venture of Parrot Communications Int'l, Inc., having offices at 2917 N. Ontario Street, Burbank, California 91504 ("PCI") and Primo Newservice, Inc., having offices at 182 Soundbeach Avenue, Old Greenwich, Connecticut 06870 ("PNI").

                              W I T N E S S E T H:

     WHEREAS, VBC is engaged in the business of transmitting various information, including but not limited to, video news releases, press releases and public service announcements;

     WHEREAS, NW produces and distributes a news format program entitled "Newsworthy" (the "Newsworthy Program") to various television stations and cable television stations; and

     WHEREAS, VBC is desirous of transmitting various video news releases and public service announcements on the Newsworthy Program and NW is desirous of selling to VBC the air time which is necessary to provide VBC with the opportunity to do so;

     NOW, THEREFORE, it is hereby mutually agreed as follows:

     Section 1. Representations of NW. NW hereby represents and warrants to VBC as set forth below:

          1.1 Production of the Newsworthy Program. NW will produce the Newsworthy Program on a weekly basis, fifty-two (52) weeks a year. NW shall be solely responsible for the quality of all production aspects, inclusive of editing, of the Newsworthy Program.

          1.2 Delivery and Notification. NW will deliver the Newsworthy Program via satellite, on a timely basis in order to ensure that the Newsworthy Program is aired as contemplated by Section 1.1 of this Agreement, to television stations and cable television stations.

          1.3 Airing of the Newsworthy Program. NW is responsible for ensuring that each Newsworthy Program delivered to television stations and cable television stations is aired on the applicable station. The list attached hereto as Exhibit 1.3 identifies the television stations and cable television stations which presently broadcast the Newsworthy Program on a weekly
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basis. NW will use its best efforts to ensure that such stations continue to broadcast the Newsworthy Program on a weekly basis and that additional television stations and cable television stations broadcast the Newsworthy Program on a weekly basis.

          1.4 Quality of the Newsworthy Program. NW shall maintain the present quality, as determined by television broadcasting standards, of all aspects of the Newsworthy Program. Such aspects include, but are not limited to, the quality and reputation of the newscaster, production, editing, transmission and delivery.

          1.5 Video News Releases. During each Newsworthy Program, NW shall provide air time for and transmit a minimum of eight (8) video news releases provided by VBC. Each video news release provided by VBC shall receive a minimum air time of one (1) minute. NW acknowledges that, in accordance with Section 3 of this Agreement, VBC will be marketing and attempting to sell air time for two
(2) additional video news releases during each Newsworthy Program for video news release distributors other than VBC. During each Newsworthy Program, NW shall provide air time for and transmit in their entirety such two (2) additional video news releases.

     Section 2. Fees. VBC shall, provided that NW is in full compliance with the representations and warranties contained in Section 1 of this Agreement during each week of the Term, as defined herein, pay to NW the fees set forth below:

          (a) In the event it is determined by Nielsen Media Research's SIGMA Service that an aggregate of between one (1) and seven (7) television stations and cable stations with a minimum aggregate household account, as defined by Arbitron, of 500,000, aired the Newsworthy Program during a particular week, VBC shall pay NW Three Thousand Five Hundred ($3,500) Dollars for such week.

          (b) In the event it is determined by Nielsen Media Research's SIGMA Service that an aggregate of between eight (8) and twelve (12) television stations and cable stations with a minimum aggregate household account, as defined by Arbitron, of 4,000,000 aired the Newsworthy Program during a particular week, VBC shall pay NW Four Thousand Five Hundred ($4,500) Dollars for such week.

          (c) In the event it is determined by Nielsen Media Research's SIGMA Service that an aggregate of between thirteen (13) and twenty-four (24) television stations and cable stations with a minimum aggregate household account, as defined by Arbitron, of 6,500,000 aired the Newsworthy Program during a particular week, VBC shall pay NW Five Thousand Five Hundred ($5,500) Dollars for such week.



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          (d) In the event it is determined by Nielsen Media Research's SIGMA
Service that an aggregate of twenty-five (25) or more television stations and cable stations with a minimum aggregate household account, as defined by Arbitron, of 12,500,000 aired the Newsworthy Program during a particular week, VBC shall pay NW Six Thousand Five Hundred ($6,500) Dollars for such week.

     Section 3. Marketing of Video News Releases. VBC agrees to use reasonable efforts to market, at a price of Two Thousand Two Hundred and Fifty ($2,250) Dollars per video news release, the air time for the two additional video news releases described in Section 1.5 of this Agreement. VBC further agrees, in the event it does not provide the eight (8) video news releases contemplated by
Section 1.5 of this Agreement, to market the resulting available air time in accordance with the terms and conditions of this Section. VBC shall, in connection with the marketing and sale of air time for each video news release in accordance with this Section 3, retain Seven Hundred Fifty ($750) Dollars of each Two Thousand Two Hundred and Fifty ($2,250) it receives for the marketing and sale of such air time and remit the remaining One Thousand Five Hundred ($1,500) Dollars to NW.

     Section 4. Public Service Announcements. VBC shall use reasonable efforts to market for the use by various entities that produce public service announcements fifteen (15) second and thirty (30) second spots to be used for public service announcements during the advertising time of each Newsworthy Program. NW shall make available to VBC a minimum of ninety (90) seconds for public service announcements during each Newsworthy Program, NW shall retain the rights to any advertising time which it sells during each Newsworthy Program. VBC shall pay NW the sum of Three Hundred ($300) Dollars for each fifteen (15) second public service announcement broadcast on the Newsworthy Program as a result of its marketing efforts and shall pay NW the sum of Five Hundred ($500) Dollars for each thirty (30) second public service announcement broadcast on the Newsworthy Program as a result of its marketing efforts.

     Section 5. Commencement Date. The Term of this Agreement shall commence on February 1, 1993, unless VBC, in its sole discretion, elects to commence the Term on March 1, 1993.

     Section 6. Term. This Agreement shall have a term (the "Term") of one (1) year and VBC shall have the option to renew the Agreement for an additional one
(1) year term upon not less than thirty (30) days prior written notice.

     Section 7. VBC Right to Terminate. Notwithstanding anything to the contrary contained in this Agreement, in the event, during any week of the term, it is determined by Nielsen Media Research's SIGMA Service that less than an aggregate of eight (8) television stations and cable stations with a minimum



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aggregate household account, as defined by Arbitron, of 4,000,000, aired the
Newsworthy Program during a particular week, VBC shall have the right to terminate this Agreement.

     Section 8. Payment Terms. All payments due hereunder from VBC to NW shall be made by VBC seven (7) days after the airing of the applicable Newsworthy Program.

     Section (9). Covenant Not to Compete. NW, PCI, PNI, Al Primo ("AP") and Robert Mertz ("RM") hereby acknowledge that VBC entered into this Agreement due to the fact that AP and RM manage the Newsworthy Program. NW, AP and RM hereby agree that they will not, nor will their affiliates directly or indirectly, in the United States, at any time during the Term or any renewal term, have an interest as an owner, partner, participant, associate or in any other capacity of any news format program which includes for a fee news material in full or in part and which is distributed to either television stations and/or cable television stations.

     Section 10. Injunctive Relief. NW, AP and RM hereby agree that any breach or threatened breach by them of Section 9 of this Agreement shall entitle VBC, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction, without the posting of a bond or showing of special damages, to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by NW, AP and RM hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restrictions in this Agreement is more restrictive than permitted by law in the jurisdiction in which VBC seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

     Section 11. Miscellaneous.

          11.1 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the matters covered hereby, supersedes all prior understandings and agreements, if any, whether oral or written between NW and VBC and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

          11.2 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors.



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          11.3 Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or special overnight delivery, to the party at the address set forth above or to such other address as either party may thereafter give notice of in accordance with the provisions hereof.

          11.5 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof.


          11.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                    VIDEO BROADCASTING CORPORATION

                                    By:/s/ Laurence Moskowitz
                                       -------------------------
                                       President

As to Sections 9 and 10:            NEWSWORTHY

/s/ Al Primo                        By: Parrot Communications Int'l, Inc.
--------------------------------
Al Primo, individually              By:/s/ R. W. Mertz C.E.O.
                                       -------------------------
/s/ R. W. Mertz                        Name and Title
--------------------------------
Robert Mertz, individually

Parrot Communications Int'l Inc.    By: Primo Newservice, Inc.

By:/s/ R. W. Mertz PRES./C.E.O.     By:/s/ Al Primo, Pres.
   -----------------------------       -------------------------
   Name and Title                      Name and Title

Primo Newservice, Inc.

By:/s/ Al Primo, Pres.
   -----------------------------
Name and Title



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                                  EXHIBIT 1.3



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